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                                                                EXHIBIT NO. 1(b)
                        U.S. TREASURY RESERVES PORTFOLIO

                       Amendment of Declaration of Trust

     The undersigned, being a majority of the Trustees of U.S. Treasury Reserves Portfolio, a trust established pursuant to a Declaration of Trust dated as of January 31, l991 (the Declaration of Trust"), hereby, pursuant to paragraph (a) of Section 10.4 of the Declaration of Trust, amend the Declaration of Trust by adding the following at the end of Section 6.3 thereof:

     "The second sentence of Section 6.1 hereof shall not be construed to limit the authority of the Trustees, pursuant to Section 3.4 hereof or this Section 6.3, or otherwise, to authorize the purchase of Interests without a vote of the Holders, provided that the purchaser is a regulated investment company, segregated asset account, foreign investment company, common trust fund, group trust or other investment arrangement, whether organized within or without the United States of America, and is not an individual, S corporation, partnership or grantor trust beneficially owned by any individual, S corporation or partnership."

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of February 3, 1994, at Nassau, The Bahamas.


                                    /s/Elliott J. Berv
                                       -----------------------------------------
                                       Trustee


                                    /s/Philip Coolidge
                                       -----------------------------------------
                                       Trustee


                                    /s/Walter E. Robb
                                       -----------------------------------------
                                       Trustee